Exhibit 99.1
(Furnished herewith)

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309 765 5678

Deere to acquire the Wirtgen Group, the global leader in road construction equipment

•           Deere establishes leadership position in road construction equipment.

•           Wirtgen chooses Deere to continue legacy of customer focus and innovation.

•           Deere adds five premium brands to construction equipment line-up with no product overlap.

MOLINE, Illinois (June 1, 2017) - Deere & Company (NYSE: DE) has signed a definitive agreement to acquire the Wirtgen Group, a privately-held international company that is the leading manufacturer worldwide of road construction equipment.

The purchase price for the equity is EUR 4.357 billion in an all-cash transaction. The total transaction value is approximately EUR 4.6 billion (USD 5.2 billion based on current exchange rates), including the assumption of net debt and other consideration. The Wirtgen Group had sales of EUR 2.6 billion in the year ending December 31, 2016. Deere expects the transaction to be accretive to earnings per share and currently expects to fund the acquisition from a combination of cash and new equipment operations debt financing. Detailed financial information concerning the transaction is included in an investor presentation available at www.JohnDeere.com/events-and-presentations.

Headquartered in Germany, the Wirtgen Group has five premium brands across the entire road construction sector spanning milling, processing, mixing, paving, compaction and rehabilitation. Wirtgen’s highly complementary product portfolio enhances Deere’s existing construction equipment offering and establishes Deere as an industry leader in global road construction. The Wirtgen Group has a global footprint with approximately 8,000 employees and sells products in more than 100 countries through a large network of company-owned and independent dealers.

“The acquisition of the Wirtgen Group aligns with our long-term strategy to expand in both of John Deere’s global growth businesses of agriculture and construction,” said Samuel R. Allen, Deere & Company Chairman and Chief Executive Officer. “Wirtgen’s superb reputation, strong customer relationships and demonstrated financial performance are attractive as we expand the reach of John Deere construction equipment to more customers, markets, and geographies.”

Max Guinn, President of Deere’s Worldwide Construction & Forestry Division, said, “This transaction enhances our global distribution options in construction equipment and enhances our capabilities in emerging markets. Spending on road construction and transportation projects has grown at a faster rate than the overall construction industry and tends to be less cyclical. There is recognition globally that infrastructure improvements must be a priority and roads and highways are among the most critical in need of repair and replacement.”

Stefan Wirtgen, Managing Director at Wirtgen, said, “The Wirtgen Group has a legacy of technology and innovation with market-leading products and a strong focus on the customer. As we looked to the future, we specifically chose Deere as the buyer because of our long-held respect for the organization and our full confidence that Deere is dedicated to the ongoing success of the Wirtgen Group and our employees worldwide.”

Jürgen Wirtgen, Managing Director at Wirtgen, added, “Our company’s strength and success comes from dedicated employees who are focused on helping customers succeed in the road construction industry. We believe this transaction allows the company to be successful well into the future - independent of our family ownership.”

Deere plans to maintain the Wirtgen Group’s existing brands, management, manufacturing footprint, employees and distribution network. The combined business is expected to benefit from sharing best practices in distribution, customer support, manufacturing and technology as well as in scale and efficiency of operations.

The transaction has been approved by Deere’s Board of Directors. The purchase is subject to regulatory approval in several jurisdictions as well as certain other customary closing conditions. The companies said they expect to close on the transaction in the first quarter of Deere’s 2018 fiscal year.

Transaction advisors included Citigroup as exclusive financial advisor to Deere, Linklaters LLP as deal legal counsel, Kirkland & Ellis LLP as securities legal counsel and EY as accounting and tax advisor. The Boston Consulting Group served as a strategic advisor.

Deere & Company will hold a conference call for investors regarding the transaction at 10 AM ET on June 1, 2017. The call can be accessed at www.JohnDeere.com/events-and-presentations. An archived version of the call will be available shortly after its conclusion.

The WIRTGEN GROUP (www.wirtgen-group.com) is an internationally operating group of companies in the construction machinery sector incorporating the traditional product brands: WIRTGEN, VÖGELE, HAMM, KLEEMANN, BENNINGHOVEN, and CIBER. As a technological leader, the Wirtgen Group offers its customers mobile machine solutions for road construction and road rehabilitation and plants for mining and processing minerals or recycling material and for the production of asphalt.

Deere & Company (www.JohnDeere.com) is a world leader in providing advanced products and services and is committed to the success of customers whose work is linked to the land - those who cultivate, harvest, transform, enrich and build upon the land to meet the world’s dramatically increasing need for food, fuel, shelter and infrastructure. Since 1837, John Deere has delivered innovative products of superior quality built on a tradition of integrity.

Safe Harbor Agreement

Statements in this release contain forward-looking information related to Deere, Wirtgen, and the Acquisition that is based on current expectations and involves substantial risks and uncertainties that could cause actual results, performance, events, or transactions to differ materially from those expressed or implied by such statements.

Forward-looking statements in this release include, among other things, statements about Deere and Wirtgen’s plans, objectives, expectations and intentions; the financial condition, results of operations and business of Wirtgen; the anticipated timing of closing of the Acquisition; the potential benefits of the proposed Acquisition; and the anticipated operating synergies. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, risks that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; significant transaction costs; unknown or understated liabilities; other business risks, including the effects of industry, market, general economic, political or regulatory conditions; future currency exchange and interest rates; changes in tax and other laws, regulations, rates and policies; and future business combinations or disposals. In addition, actual results, performance, events and transactions, are subject to other risks and uncertainties that relate more broadly to Deere’s overall business, including those more fully described in Deere’s filings with the U.S. Securities and Exchange Commission (“SEC”) (including, but not limited to, the factors discussed in Item 1A. Risk Factors of Deere’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q). In light of these risks, uncertainties, and other factors, you are cautioned not to place undue reliance on the forward-looking information. Deere, except as required by law, undertakes no obligation to update or revise the forward-looking statements, whether as a result of new developments or otherwise.